Exhibit 99.1

Maxygen Announces Management Changes

Redwood City, Calif., December 20, 2005 – Maxygen, Inc. (Nasdaq: MAXY) today announced that its President, Dr. Simba Gill, will be leaving the Company to become a Venture Partner and Entrepreneur in Residence at the Texas Pacific Group (TPG), a leading private investment firm. Dr. Gill’s departure will become effective at the end of the year. He will remain a special advisor to the Company.

Maxygen also announced the leadership team that will drive its next phase of growth effective January 1, 2006. Dr. Elliot Goldstein will be appointed Chief Operating Officer, reporting to Dr. Russell Howard, Chief Executive Officer of Maxygen. Dr. Torben Lauesgaard Nissen will be promoted to Senior Vice President and will lead the Company’s Danish operations and global Project Management. Grant Yonehiro will be promoted to Senior Vice President and will lead U.S. operations and global Business Development. Larry Briscoe will continue to lead the finance function as Senior Vice President and Chief Financial Officer, and Dr. Michael Rabson will continue in his role as Senior Vice President and General Counsel.

“Simba has made a great contribution to Maxygen’s success, reflected in our broad strategic relationship with Roche, our strong financial position and a strong product pipeline including three potential blockbuster drug candidates,” said Dr. Howard. “Simba has mentored a group of strong leaders in Elliot, Torben and Grant who are well positioned to continue to build upon the excellent foundation he has helped put in place. We wish Simba the very best for his future.”

Continued Dr. Howard: “Today, Maxygen is a product-focused company with multiple programs advancing rapidly towards clinical development. We have a solid pipeline of exciting drug candidates each with multi-billion dollar potential and an experienced, accomplished and committed senior management team. Elliot is an experienced pharmaceutical executive who is well qualified to lead our global operations and clinical development. Grant and Torben have been instrumental in establishing and managing our strategic alliances and key development programs. Their combined energy, enthusiasm, and expertise will help us develop our pipeline of product candidates and establish our company as a leader in protein therapeutics.”

The priorities for this new team in 2006 will be to:

•	Ensure success in Maxygen’s two collaborations with Roche

o	Assist Roche to enter clinical development with Maxygen’s next-generation interferon alpha product candidate

o	Advance Maxygen’s factor VII program through preclinical development

•	Advance Maxygen’s G-CSF program into clinical development

•	Maintain Maxygen’s strong financial position with a controlled cash burn

•	Advance Maxygen’s research pipeline with additional protein therapeutic candidates

Said Dr. Gill: “I am proud of what Maxygen has achieved during my time at the Company. It has been a privilege to work with the many talented and dedicated people of Maxygen, and to have contributed to the growth and development of what I believe is one of the most promising development stage biotech companies. I am now looking forward to working at TPG Ventures with a particular focus on life science activities in the fast growing Asian markets.”

Dr. Goldstein joined Maxygen in February 2003 as Senior Vice President, Clinical Development and Denmark Operations. Prior to joining Maxygen Dr. Goldstein held a number of senior executive positions in the pharmaceutical and biotechnology industry, including Chief Executive Officer of British Biotech, and Senior Vice President, Worldwide Strategic Product Development at SmithKline Beecham (now GlaxoSmithKline). Before his tenure at SmithKline Beecham, Dr. Goldstein held a variety of senior level positions at Sandoz Inc. including Vice President, Clinical Research and Development at Sandoz Research Institute. Dr. Goldstein obtained his M.D. from the University of Aix-Marseille, France.

Dr. Nissen joined Maxygen in 2000 as Principal Scientist from ProFound Pharma. Dr. Nissen has held several leadership positions at Maxygen including Vice President, Project Management and Director of Protein Pharmaceuticals. Dr. Nissen obtained his M. Sc. in chemical engineering from the Technical University of Denmark and his Ph.D. from Carlsberg Laboratories and the Technical University of Denmark.

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Mr. Yonehiro joined Maxygen in 2003 as Vice President of Business Development. Prior to joining Maxygen, Mr. Yonehiro held a number of senior executive positions at GenVec including Drug Development Vice President, Vice President Commercial Operations and Director of Corporate Development. Mr. Yonehiro received his B.I.S. from the University of Minnesota and his M.B.A. from the Walter A. Haas School of Business at the University of California at Berkeley.

About Maxygen

Maxygen, Inc., headquartered in Redwood City, California, is focused on creating novel products using its integrated proprietary technologies for human therapeutics. Maxygen’s technologies bring together advances in molecular biology and protein modification to create novel biotechnology products.

Forward-Looking Statements

This news release contains forward-looking statements about Maxygen’s research and business prospects, including those relating to: the ability of Maxygen and/or it collaborators to advance Maxygen’s existing product candidates into and through pre-clinical and clinical development; the success or continuation of any existing or future partnership or collaboration; the therapeutic and commercial potential of Maxygen’s product candidates; the potential market of Maxygen’s product candidates; Maxygen’s ability to maintain its financial position; and Maxygen’s ability to develop additional protein therapeutic candidates. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: changing research and business priorities of Maxygen and/or its collaborators; the inherent uncertainties of biological research; Maxygen’s ability to develop human therapeutic drugs in an increasingly competitive biotechnology industry and the uncertain timing of such development; and competitors producing superior products. These and other risk factors are more fully discussed in Maxygen’s Form 10-K for the year ended December 31, 2004, including under the caption “Risk Factors,” and in Maxygen’s other periodic SEC reports, all of which are available from Maxygen at www.maxygen.com. Maxygen disclaims any obligation to update or revise any forward-looking statement contained in this release as a result of new information or future events or developments. Maxygen and the Maxygen logo are trademarks of Maxygen, Inc.

Contact:

Investor and Public Relations

Jeannine Medeiros

Tel. 650-298-5853

Email: jeannine.Medeiros@maxygen.com